Exhibit 99.1

United States Antimony Corporation Reports

First Quarter 2026 Financial and Operating Results

Received $12.8 Million in Department of War (“DoW”) Grant Milestones for Thompson Falls Expansion

First Two Delivery Notices under the $245 MM Defense Logistics Agency (“DLA”) Contract Completed

Q1 2026 Revenues of $6.8 Million; Net Loss of $11.3 Million, or $(0.08) per Diluted Share

Post-Quarter Equity Issuances Generated $48.6 Million in Gross Proceeds

Reiterates Full-Year 2026 Gross Revenue Guidance of $125 Million

"The Critical Minerals and ZEO Company"

~ Antimony, Cobalt, Gold, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / May 14, 2026 / United States Antimony Corporation ("USAC," "US Antimony Corporation," or the "Company") (NYSE: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the world outside of China and Russia, today reported its financial and operating results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•	Revenues of $6.8 million, compared to $7.0 million in Q1 2025

•	Gross profit of $1.1 million (16% gross margin), compared to $2.4 million (34% gross margin) in Q1 2025

•	Operating loss of $7.5 million, compared to operating income of $0.4 million in Q1 2025

•	Net loss of $11.3 million, including $9.3 million of net non-cash items, compared to net income of $0.6 million in Q1 2025

•	Achieved $12.8 million (out of $27 Million) in Department of War ("DoW") grant milestones at the Thompson Falls expansion project, recognized as a grant receivable with a corresponding reduction to construction in progress (PP&E)

•	Acquired the Radersburg flotation mill in Montana for $4.8 million, further advancing the Company's vertical integration strategy

•	Cash and cash equivalents, including held-to-maturity U.S. Treasury securities of $23.7 million at quarter-end; Subsequent to quarter-end, the Company raised approximately $48.6 million of gross proceeds through the issuance of approximately 4.2 million shares of common stock at an average price of $11.57 per share. Total liquidity, pro forma for the post March 31, 2026 stock issuances is $108.7 million, including cash, U.S. Treasury securities and our Larvotto Resources Limited (ASX: LRV) marketable securities discussed subsequently in this release.

•	Reiterating full-year 2026 gross revenue guidance of $125 million

Strategic Overview

During the first quarter of 2026, the Company continued to advance its strategy to build a fully integrated critical minerals platform supporting U.S. national security and supply chain resiliency. Key accomplishments during the quarter included the achievement of milestones under the Company's DoW grant program, the acquisition of the Radersburg flotation mill, first delivery notice to the DLA under the $245 Million Contract, the formation of a new hydrometallurgical joint venture with Americas Gold and Silver, and continued progress on the Thompson Falls smelter expansion, which is nearing completion and is expected to come online over the next few weeks. The company also provided a Technical Report Summary of its Fostung Tungsten project in April 2026 reflecting future potential revenues of $4.6 Billion over the life of the property, based on the assumptions detailed in the report.

First Quarter 2026 Financial Results

Revenues for the first quarter of 2026 were $6.8 million, compared to $7.0 million in the first quarter of 2025. Antimony segment revenues were $5.6 million, compared to $5.9 million in the prior year period, with antimony pounds sold decreasing approximately 23% to 278,797 pounds from 362,647 pounds. The volume decline reflects timing of customer orders and shipments primarily, none of which were to the government. Average sales price per pound of antimony rose approximately 22% to $19.92 from $16.34.

Cost of revenues increased to $5.67 million from $4.63 million, and gross profit decreased to $1.11 million from $2.37 million in Q1 2025. Gross margin of approximately 16% (down from 34% in the prior year period) primarily reflects higher antimony cost per pound sold, which rose approximately 69% to $16.28 from $9.66 as higher-cost ore moved through cost of sales. Q1 2026 gross margin did not benefit from any of the processing of the Company’s in-house antimony mined in Montana or from any antimony deliveries under the Company's contract with the DLA. Both of these events are expected to begin contributing during the remaining quarters of 2026 as both Montana-based mining is processed and the Thompson Falls expansion comes online.

Zeolite revenue was $1.0 million in Q1 2026 compared to $1.1 million in Q1 2025, driven by a 3% decrease in sales volume (tons sold of 3,681 versus 3,802) and 4% decrease in average sales price per ton. These sales have dramatically improved over the last sixty (60) days due to obtaining new customer relationships with the Company’s expanded sales efforts.

The Company's current antimony inventory is a combination sourced from international third-party suppliers as well as mined from the Company’s owned Stibnite Hill, Montana mining claims. The value of our antimony inventory is approximately $21.7 million on March 31, 2026 compared to $12.0 million as of December 31, 2025 and $3.6 million as of March 31, 2025, a 80.8% increase and 502.8% increase, respectively.

Operating expenses were $8.6 million in the first quarter of 2026, compared to $2.0 million in the prior year period. The increase of $6.6 million reflects increased expense associated with the build-out of the Company's leadership team, which continues, and operational infrastructure necessary to execute the Company's vertical integration strategy. Operating expenses included approximately $4.8 million of non-cash share-based compensation expense (compared to $0.25 million in Q1 2025), reflecting expanded equity grants tied to leadership hiring and share price appreciation experienced during the period.

The Company recorded an operating loss of $7.5 million in the first quarter of 2026, compared to operating income of $0.4 million in the prior year period. Net loss attributable to the Company was $11.3 million, or ($0.08) per diluted share, compared to net income of $0.6 million, or nil per diluted share, in the prior year period. The Q1 2026 net loss includes approximately $9.3 million of net non-cash items, comprised principally of $4.8 million of share-based compensation expense, $4.1 million of unrealized loss on the Company's investment in marketable equity securities (Larvotto Resources Limited), and $0.4 million of depreciation and amortization.

Liquidity, Capital Resources, and Subsequent Events

At March 31, 2026, the Company had cash and cash equivalents and investments in held-to-maturity U.S. Treasury securities totaling liquid resources of $23.7 million. This compares to $30.5 million of cash and cash equivalents and $20.4 million of held-to-maturity Treasury securities at December 31, 2025. The decrease in cash during the quarter reflects $12.1 million used in operating activities (primarily working-capital investment made in antimony feedstock inventory), $12.6 million used in investing activities (discussed subsequently), and $2.6 million used in financing activities (principally treasury share repurchases related to employee equity award settlements). The Company also retains a $19.0 million margin credit facility with a bank, which was undrawn at March 31, 2026.

Subsequent to March 31, 2026 and through the date of this release, the Company sold approximately 4.2 million shares of common stock at an average price of approximately $11.57 per share, generating gross proceeds of approximately $48.6 million. These proceeds substantially offset the cash used during the first quarter to fund inventory build, the Radersburg mill acquisition, and the portion of the Thompson Falls construction in progress not yet reimbursed from the DoW.

In addition, the Company holds an investment in publicly traded equity securities (Larvotto Resources Limited ( with a quarter-end fair value of USD $36.4 million, and a current market value as of close on May 13, 2026 of USD $46.6 million, an increase of USD $10.1 million since March 31, 2026.

Capital Expenditures and Department of Defense Grant

Capital expenditures during the first quarter of 2026 totaled $12.6 million, including $4.8 million for the acquisition of the Radersburg flotation mill in Montana, approximately $4.6 million for the construction-in-progress expansion of the Thompson Falls antimony smelter, and approximately $3.2 million primarily for new mineral rights acquisitions of other critical minerals.

During the first quarter, the Company achieved milestones under its Defense Production Act grant award from the DoW, resulting in formal approval by the Defense Industrial Base Consortium for the completion of three project milestones representing $12.8 million of obligated funding. In accordance with the Company's early adoption of ASU 2025-10, Government Grants (Topic 832), effective January 1, 2026, the Company recognized the $12.8 million as a government grant receivable on the balance sheet, with a corresponding reduction to the carrying amount of construction in progress associated with the Thompson Falls expansion. According to accounting standards, the grant funding does not flow through revenue or net income; rather, it reduces the cost basis of the related long-lived assets, lowering future depreciation expense. The total DoW grant award is $27.0 million, of which $16.2 million has been obligated to date; the remaining award amount of $10.8 million is subject to future authorization.

Operating and Strategic Updates

During and subsequent to the first quarter, the Company made progress across its critical minerals platform:

•	Thompson Falls Expansion: The Company's smelter expansion at Thompson Falls, Montana is nearing completion and is expected to come online over the next few weeks, significantly increasing domestic antimony processing capacity, not only for the Company, but for the country.

•	Radersburg Flotation Mill: The Company acquired the Radersburg flotation and concentration facility in Montana for $4.8 million, supporting vertical integration of the Company's antimony processing operations. A new critical minerals testing laboratory has recently been installed. Now that this asset is 100% owned, no prior lease payments incurred for a similar facility will be incurred.

•	Hydrometallurgical Joint Venture: The Company entered into a joint venture agreement with Americas Gold and Silver Corporation (“Americas”) as announced on February 10, 2026 (see press release of same date) to construct and operate a new, state-of-the-art hydrometallurgical processing facility. The joint venture will be owned 51% by Americas and 49% by the Company, with the Company serving as managing member. Under the terms of the agreement, Americas will contribute the project site and existing infrastructure, along with feedstock, while the Company will contribute its proprietary North America hydrometallurgical processing technology and technical expertise. Capital contributions for the facility’s construction are expected to be funded pro-rata based on ownership interests, unless otherwise agreed. Primary site-level environmental and operating permits have been obtained, while certain construction permits are pending. An application for funding the cost of construction of the project has been made to the DoW.

•	DLA Contract: The Company has received approximately $12 million in sales orders under its existing contract with the U.S. DLA. No revenue under this contract was recognized during Q1 2026. Additionally, the first and second delivery notices of finished product (antimony ingots) have been given to the DoW.

•	On April 10, 2026 (see announcement of same date), the Company provided an operational update on its 100% owned Fostung Project, an intermediate-stage tungsten exploration asset located in Sudbury District, Ontario by making available its Technical Report Summary (“TRS”) on the property, which disclosed Inferred Mineral Resources of approximately 14.7 million tons at 0.17% WO₃, containing approximately 54 million pounds of tungsten trioxide and future resource revenue potential of up to $4.6 Billion over the life of the property based on the assumptions in the TRS.

2026 Outlook

The Company is reiterating its full-year 2026 gross revenue guidance of approximately $125 million. Achievement of this guidance is dependent on, among other factors, the timing of antimony shipments under the DoW contract, the timely commissioning of the Thompson Falls expansion during the second quarter, ramp-up of in-house antimony ore processing in both Mexico and Montana, and continued strength in critical minerals demand. The majority of full-year 2026 revenue is expected to be weighted towards the second half of the year. There can be no assurance that these factors will develop as currently anticipated; see the "Forward-Looking Statements" section below.

Management Commentary

Commenting on the first quarter 2026 results, Mr. Gary C. Evans, Chairman and Chief Executive Officer of US Antimony Corporation, stated: "When you are building a vertical business at the speed we are achieving at USAC, things rarely move in a straight line. There will be bumps in the road. Our first quarter results reflect a deliberate investment phase for our future. I told the ‘street’ during our year-end conference call that our total operating results were likely to be ‘bumpy’ this year. The increase in operating expense, the inventory build, and the capital expenditures we made in the quarter are the necessary foundation for the production scale-up we expect during the balance of 2026. While these investments drove a near-term loss, primarily all non-cash related, we believe we are much better positioned for the Company to deliver materially stronger financial performance in future reporting periods as our Montana-based mining, processing, and expanded smelting capabilities come online and integrate with our own material over the course of the year."

Mr. Evans continued: "We are particularly pleased with the progress under our DoW grant program, the addition of the Radersburg flotation mill, and the formation of our hydrometallurgical joint venture, each of which advances the vertical integration of our critical minerals platform. While government grant requests are never guaranteed, we believe our three official filings made since the first of this year, which total $274 million, are ‘on point’ and meet the standards established by these various governmental agencies in their desire to expedite ‘home grown’ critical mineral development, both in the field as well as our proprietary downstream refining processes. The positive feedback we have received to date gives us encouragement of our continued success in this endeavor. Combined with our existing DLA contract, where we have noticed the government for two deliveries, our existing pipeline of additional governmental grant requests, and the post-quarter strengthening of our balance sheet, we are well-positioned to continue executing our 2026 business plan. The additional equity capital we have raised since the end of March is to guarantee we are in a position of strength to achieve these lofty goals and objectives."

Conference Call Details

US Antimony management will host a conference call on Thursday, May 14, 2026 at 4:15 p.m. Eastern time to discuss its first quarter 2026 financial and operating results, followed by a question-and-answer period.

Date: Thursday, May 14, 2026

Time: 4:15 p.m. Eastern time

Toll-free dial-in: 888-506-0062

International dial-in: 973-528-0011

Participant access code: 130357

Webcast URL: https://www.webcaster5.com/Webcast/Page/2604/53986

A replay of the conference call and the transcript will be available in the Investors section of the Company's website at https://www.usantimony.com/investors.

About United States Antimony Corporation

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," "U.S. Antimony," the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S., Mexico, and Canada. The Company mines, purchases, and processes ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third-party ore. At its Bear River Zeolite ("BRZ") facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. From 2024 through 2026, the Company has acquired mining claims, real properties (patented claims), and leases located in Alaska, Montana, and Ontario, Canada — including the Radersburg flotation mill acquired in the first quarter of 2026 — to reduce the cost of third-party antimony ore purchases and to expand its product offerings.

Learn more about United States Antimony Corporation at www.usantimony.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's full-year 2026 revenue guidance, the expected commissioning of the Thompson Falls smelter expansion, the expected development and contribution of the Fostung Tungsten project, the expected timing and contribution of shipments under the DLA contract, the expected impact of in-house ore processing on margins, the recognition and continuation of funding under the DoW grant program, the expected use of post-quarter equity issuance proceeds, the application of new accounting pronouncements (including ASU 2025-10), and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management's beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should," "could," and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contacts

Investor Relations Contact:

Jonathan Miller, VP, Investor Relations

United States Antimony Corporation

4438 W. Lovers Lane, Unit 100

Dallas, Texas 75209

Email: Jmiller@usantimony.com

Phone: 406-606-4117

Media Relations Contact: Anthony D. Andora Edge Consulting, Inc. 1560 Market Street, Suite 701 Denver, Colorado 80202 Email: Anthony@EdgeConsultingSolutions.com Phone: 720-317-8927

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2026	2025
Revenues	$6,784,069	$7,000,005
Cost of revenues	5,674,602	4,628,275
Gross profit	1,109,467	2,371,730
Operating expenses:
General and administrative	1,331,969	550,595
Salaries and benefits	5,879,794	1,000,555
Professional fees	1,281,131	382,036
Gain on sale or disposal of property, plant and equipment, net	(1,900)	(500)
Other operating expenses	135,668	81,052
Total operating expenses	8,626,662	2,013,738
Income (loss) from operations	(7,517,195)	357,992
Other income (expense), net:
Interest and investment income	328,288	192,156
Unrealized loss on investment in equity securities	(4,061,430)	-
Other miscellaneous expense, net	(28,027)	(3,624)
Total other income (expense), net	(3,761,169)	188,532
Income (loss) before income taxes and equity in loss of joint venture	(11,278,364)	546,524
Income tax expense	-	-
Income (loss) before equity in losses of joint venture	(11,278,364)	546,524
Equity in losses of joint venture	(16,126)	-
Net income (loss)	(11,294,490)	546,524
Preferred dividends	(1,875)	(1,875)
Net income (loss) available to common shareholders	($11,296,365)	$544,649

Net income (loss) per share:
Basic	($0.08)	$nil
Diluted	($0.08)	$nil
Weighted average shares outstanding:
Basic	141,612,253	113,703,415
Diluted	141,612,253	122,394,861

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,220,400	$30,494,320
Investment in debt securities held to maturity	4,620,170	4,577,706
Accounts receivable, net	2,512,957	4,213,305
Government grant receivable	12,848,246	-
Inventories	22,026,820	12,522,009
Prepaid expenses and other current assets	734,552	434,842
Note receivable	2,445,762	2,500,000
Total current assets	48,408,907	54,742,182
Property, plant and equipment, net	46,668,672	42,374,839
Operating lease right-of-use assets	38,223	48,106
Investment in debt securities held to maturity - noncurrent	15,922,926	15,773,251
Investment in equity securities	36,432,898	40,494,328
Investment in joint venture	83,874	-
Restricted cash for reclamation bonds	163,778	162,756
Other assets, net	330,207	330,207
Total assets	$148,049,485	$153,925,669
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$9,672,375	$6,924,518
Accrued liabilities	3,388,210	2,937,842
Accrued liabilities - directors	140,958	143,931
Current portion of operating lease liabilities	27,477	34,103
Current portion of long-term debt	138,140	136,942
Total current liabilities	13,367,160	10,177,336
Operating lease liabilities, net of current portion	10,746	14,003
Long-term debt, net of current portion	23,495	58,483
Asset retirement obligations	2,753,172	2,720,658
Total liabilities	16,154,573	12,970,480
COMMITMENTS AND CONTINGENCIES (Note 5,9,15)
STOCKHOLDERS' EQUITY
Preferred stock $0.01 par value, 50,000,000 shares authorized:
Series A - no shares issued and outstanding	-	-
Series B - 750,000 shares issued and outstanding (liquidation preference $984,375 and $982,500, respectively)	7,500	7,500
Series C - 177,904 shares issued and outstanding (liquidation preference $97,847 both periods)	1,779	1,779
Series D - no shares issued and outstanding	-	-
Common stock, $0.01 par value, 250,000,000 shares authorized; 143,738,970 and 140,042,270 shares issued, respectively	1,437,390	1,400,423
Treasury stock (699,605 and 149,639 shares of common stock at cost, respectively)	(6,372,556)	(574,153)
Additional paid-in capital	193,603,838	185,608,189
Accumulated deficit	(56,783,039)	(45,488,549)
Total stockholders' equity	131,894,912	140,955,189
Total liabilities and stockholders' equity	$148,049,485	$153,925,669

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	($11,294,490)	$546,524
Adjustments to reconcile income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	410,459	281,970
Accretion of asset retirement obligation	32,514	19,483
Noncash operating lease expense	-	146,962
Share-based compensation	4,833,965	245,384
Accretion income from investment securities held to maturity	(192,139)	-
Paid-in-kind interest from notes receivable	(45,762)	-
Gain on sale or disposal of property, plant and equipment, net	(1,900)	(500)
Equity in losses of joint venture	16,126	-
Write-down of inventory to net realizable value	161,456	-
Change in allowance for credit losses	156	-
Unrealized loss on investment in equity securities	4,061,430	-
Changes in operating assets and liabilities:
Accounts receivable	1,700,192	(816,722)
Inventories	(9,666,267)	(2,745,387)
Prepaid expenses and other current assets	(299,710)	(23,428)
IVA receivable and other assets	-	(267,993)
Accounts payable	(2,223,094)	1,660,372
Accrued liabilities	450,368	(757,919)
Accrued liabilities – directors	(2,973)	(18,037)
Net cash used in operating activities	(12,059,669)	(1,729,291)
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in joint venture	(100,000)	-
Proceeds from notes receivable principal payment	100,000	-
Proceeds from sales of property, plant and equipment	1,900	500
Purchases of property, plant and equipment	(12,581,587)	(862,511)
Net cash used in investing activities	(12,579,687)	(862,011)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(33,790)	(32,632)
Proceeds from exercises of stock options	48,624	-
Treasury stock acquired	(4,982,634)	-
Proceeds from issuance of common stock, net of issuance costs	1,339,446	2,392,317
Proceeds from exercise of warrants	994,812	806,438
Net cash (used in) provided by financing activities	(2,633,542)	3,166,123
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(27,272,898)	574,821
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	30,657,076	18,270,898
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$3,384,178	$18,845,719

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid in cash	$1,699	$2,937
NON-CASH FINANCING AND INVESTING ACTIVITIES:
Recognition of operating lease liability and right-of-use asset	$-	$63,416
Property and equipment included in accounts payable	$4,970,951	$-